                UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION
              Washington, D. C. 20549            -------------------------------
                                                           OMB Approval
                                                 -------------------------------
                FORM N-17f-2                      OMB Number  3235-0360
                                                  Expires:
     Certificate of Accounting of Securities      Estimated average burden hours
     and Similar Investments in the Custody of       per response.........0.05
     Management Investment Companies             -------------------------------

        Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

--------------------------------------------------------------------------------
1. Investment Company Act File Number:          Date examination completed:
                                                June 30, 2000
811-05430
--------------------------------------------------------------------------------
2. State Identification Number:  See Attachment A
--------------------------------------------------------------------------------
AL None       AK  Attach.   AZ Attach.  AR Attach.   CA Attach.    CO Attach.
--------------------------------------------------------------------------------
CT Attach.    DE  None      DC None     FL Attach.   GA Attach.    HI None
--------------------------------------------------------------------------------
ID Attach.    IL Attach.    IN Attach.  IA Attach.   KS Attach.    KY Attach.
--------------------------------------------------------------------------------
LA Attach.    ME Attach.    MD Attach.  MA None      MI Attach.    MN Attach.
--------------------------------------------------------------------------------
MS Attach.    MO Attach.    MT Attach.  NE Attach.   NV None       NH None
--------------------------------------------------------------------------------
NJ None       NM Attach.    NY Attach.  NC Attach.   ND Attach.    OH Attach.
--------------------------------------------------------------------------------
OK Attach.    OR Attach.    PA Attach.  RI None      SC Attach.    SD Attach.
--------------------------------------------------------------------------------
TN Attach.    TX Attach.    UT Attach.  VT Attach    VA Attach.    WA Attach.
--------------------------------------------------------------------------------
WV Attach.    WI Attach.    WY Attach.  PR Attach.
--------------------------------------------------------------------------------
Other (specify):

3. Exact Name of Investment Company as Specified in Registration Statement:
                  SSgA Funds
--------------------------------------------------------------------------------

4. Address of principal executive office (number, street, city, state, zip code): 909 A Street, Tacoma, WA 98402
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D. C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

        THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                  SSgA FUNDS
                                 ATTACHMENT A
                                TO FORM N-17f-2
                                 June 30, 2000
================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------
Alabama                   Money Market (A,B,C)                  None
--------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         None
--------------------------------------------------------------------------------
                          Yield Plus                            None
--------------------------------------------------------------------------------
                          S&P 500 Index                         None
--------------------------------------------------------------------------------
                          Small Cap                             None
--------------------------------------------------------------------------------
                          Matrix Equity                         None
--------------------------------------------------------------------------------
                          US Treasury Money Market              None
--------------------------------------------------------------------------------
                          Intermediate                          None
--------------------------------------------------------------------------------
                          Growth and Income                     None
--------------------------------------------------------------------------------
                          Prime Money Market                    None
--------------------------------------------------------------------------------
                          Emerging Markets                      None
--------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         None
--------------------------------------------------------------------------------
                          Active International                  None
--------------------------------------------------------------------------------
                          Bond Market                           None
--------------------------------------------------------------------------------
                          Life Solutions Growth                 None
--------------------------------------------------------------------------------
                          Life Solutions Balanced               None
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      None
--------------------------------------------------------------------------------
                          High Yield Bond                       None
--------------------------------------------------------------------------------
                          International Growth Opportunities    None
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 None
--------------------------------------------------------------------------------
                          Special Equity                        None
--------------------------------------------------------------------------------
                          Aggressive Equity                     None
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       None
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond           None
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------
Alaska                    Money Market (A,B,C)                  99-02386
--------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         98-04135
--------------------------------------------------------------------------------
                          Yield Plus                            99-01103
--------------------------------------------------------------------------------
                          S&P 500 Index                         99-02387
--------------------------------------------------------------------------------
                          Small Cap                             97-02038
--------------------------------------------------------------------------------
                          Matrix Equity                         99-02388
--------------------------------------------------------------------------------
                          US Treasury Money Market              99-02385
--------------------------------------------------------------------------------
                          Intermediate                          00-00329
--------------------------------------------------------------------------------
                          Growth and Income                     00-00328
--------------------------------------------------------------------------------
                          Prime Money Market                    00-02997
--------------------------------------------------------------------------------
                          Emerging Markets                      00-02998
--------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         97-00392
--------------------------------------------------------------------------------
                          Active International                  99-04042
--------------------------------------------------------------------------------
                          Bond Market                           00-02996
--------------------------------------------------------------------------------
                          Life Solutions Growth                 99-03693
--------------------------------------------------------------------------------
                          Life Solutions Balanced               99-03694
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      99-03692
--------------------------------------------------------------------------------
                          High Yield Bond                       00-04006
--------------------------------------------------------------------------------
                          International Growth Opportunities    00-04003
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 00-04004
--------------------------------------------------------------------------------
                          Special Equity                        00-04005
--------------------------------------------------------------------------------
                          Aggressive Equity                     99-01557
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       99-03734
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Arizona                   Money Market - Class A                S-0032725-QUAL
--------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       S-0032055-QUAL
--------------------------------------------------------------------------------
                          Yield Plus                            S-0032727-QUAL
--------------------------------------------------------------------------------
                          S&P 500 Index                         S-0032841-QUAL
--------------------------------------------------------------------------------
                          Small Cap                             S-0032842-QUAL
--------------------------------------------------------------------------------
                          Matrix Equity                         S-0032843-QUAL
--------------------------------------------------------------------------------
                          US Treasury Money Market              S-0032728-QUAL
--------------------------------------------------------------------------------
                          Intermediate                          S-0035878-QUAL
--------------------------------------------------------------------------------
                          Growth and Income                     S-0035877-QUAL
--------------------------------------------------------------------------------
                          Prime Money Market                    S-0038468-QUAL
--------------------------------------------------------------------------------
                          Emerging Markets                      S-0038467-QUAL
--------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       S-0041515-QUAL
--------------------------------------------------------------------------------
                          Active International                  S-0044972-QUAL
--------------------------------------------------------------------------------
                          Bond Market                           S-0048186-QUAL
--------------------------------------------------------------------------------
                          Life Solutions Growth                 S-0054603-QUAL
--------------------------------------------------------------------------------
                          Life Solutions Balanced               S-0054602-QUAL
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      S-0054604-QUAL
--------------------------------------------------------------------------------
                          High Yield Bond                       S-0058213-QUAL
--------------------------------------------------------------------------------
                          International Growth Opportunities    S-0058214-QUAL
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 S-0058215-QUAL
--------------------------------------------------------------------------------
                          Special Equity                        S-0058216-QUAL
--------------------------------------------------------------------------------
                          Aggressive Equity                     S-0060526-QUAL
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       S-0062690-QUAL
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------
Arkansas                  Money Market (A,B,C)                  93-M0042-01
--------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         93-M0042-02
--------------------------------------------------------------------------------
                          Yield Plus                            93-M0042-04
--------------------------------------------------------------------------------
                          S&P 500 Index                         93-M0042-08
--------------------------------------------------------------------------------
                          Small Cap                             93-M0042-07
--------------------------------------------------------------------------------
                          Matrix Equity                         93-M0042-11
--------------------------------------------------------------------------------
                          US Treasury Money Market              93-M0042-05
--------------------------------------------------------------------------------
                          Intermediate                          93-M0042-13
--------------------------------------------------------------------------------
                          Growth and Income                     93-M0042-12
--------------------------------------------------------------------------------
                          Prime Money Market                    93-M0042-09
--------------------------------------------------------------------------------
                          Emerging Markets                      93-M0042-14
--------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         93-M0042-10
--------------------------------------------------------------------------------
                          Active International                  93-M0042-15
--------------------------------------------------------------------------------
                          Bond Market                           93-M0042-16
--------------------------------------------------------------------------------
                          Life Solutions Growth                 97-M0485-01
--------------------------------------------------------------------------------
                          Life Solutions Balanced               97-M0485-02
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      97-M0485-03
--------------------------------------------------------------------------------
                          High Yield Bond                       93-M0042-20
--------------------------------------------------------------------------------
                          International Growth Opportunities    93-M0042-23
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 93-M0042-21
--------------------------------------------------------------------------------
                          Special Equity                        93-M0042-22
--------------------------------------------------------------------------------
                          Aggressive Equity                     93-M0042-24
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       93-M0042-25
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
California                Fund                                  307-8535
--------------------------------------------------------------------------------

================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Colorado                  Fund                                  IC92-04-732
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Connecticut               Money Market (A,B,C)                  214945
--------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         214948
--------------------------------------------------------------------------------
                          Yield Plus                            214942
--------------------------------------------------------------------------------
                          S&P 500 Index                         214946
--------------------------------------------------------------------------------
                          Small Cap                             214967
--------------------------------------------------------------------------------
                          Matrix Equity                         214944
--------------------------------------------------------------------------------
                          US Treasury Money Market              214943
--------------------------------------------------------------------------------
                          Intermediate                          214950
--------------------------------------------------------------------------------
                          Growth and Income                     214949
--------------------------------------------------------------------------------
                          Prime Money Market                    214952
--------------------------------------------------------------------------------
                          Emerging Markets                      214951
--------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         214953
--------------------------------------------------------------------------------
                          Active International                  214954
--------------------------------------------------------------------------------
                          Bond Market                           214955
--------------------------------------------------------------------------------
                          Life Solutions Growth                 214958
--------------------------------------------------------------------------------
                          Life Solutions Balanced               214956
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      214957
--------------------------------------------------------------------------------
                          High Yield Bond                       214959
--------------------------------------------------------------------------------
                          International Growth Opportunities    214962
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 214960
--------------------------------------------------------------------------------
                          Special Equity                        214961
--------------------------------------------------------------------------------
                          Aggressive Equity                     214963
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       1001738
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------
Delaware                  Money Market (A,B,C)                  3282
--------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         3287
--------------------------------------------------------------------------------
                          Yield Plus                            3289
--------------------------------------------------------------------------------
                          S&P 500 Index                         3284
--------------------------------------------------------------------------------
                          Small Cap                             3285
--------------------------------------------------------------------------------
                          Matrix Equity                         3281
--------------------------------------------------------------------------------
                          US Treasury Money Market              3288
--------------------------------------------------------------------------------
                          Intermediate                          3280
--------------------------------------------------------------------------------
                          Growth and Income                     3279
--------------------------------------------------------------------------------
                          Prime Money Market                    3283
--------------------------------------------------------------------------------
                          Emerging Markets                      3278
--------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         3286
--------------------------------------------------------------------------------
                          Active International                  3277
--------------------------------------------------------------------------------
                          Bond Market                           4766
--------------------------------------------------------------------------------
                          Life Solutions Growth                 5081
--------------------------------------------------------------------------------
                          Life Solutions Balanced               5080
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      5082
--------------------------------------------------------------------------------
                          High Yield Bond                       284
--------------------------------------------------------------------------------
                          International Growth Opportunities    28431
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 283
--------------------------------------------------------------------------------
                          Special Equity                        285
--------------------------------------------------------------------------------
                          Aggressive Equity                     654
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       26879
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
District of Columbia      Fund                                  None
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Florida                   Fund                                  32439(8)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Georgia                   Fund                                  SC-17756
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Hawaii                    Fund                                  None
--------------------------------------------------------------------------------

================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Idaho                     Money Market (A, B, C)                41645
--------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         43070
--------------------------------------------------------------------------------
                          Yield Plus                            42382
--------------------------------------------------------------------------------
                          S&P 500 Index                         43170
--------------------------------------------------------------------------------
                          Small Cap                             42065
--------------------------------------------------------------------------------
                          Matrix Equity                         43169
--------------------------------------------------------------------------------
                          US Treasury Money Market              43072
--------------------------------------------------------------------------------
                          Intermediate                          43808
--------------------------------------------------------------------------------
                          Growth and Income                     43809
--------------------------------------------------------------------------------
                          Prime Money Market                    44407
--------------------------------------------------------------------------------
                          Emerging Markets                      44408
--------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         45101
--------------------------------------------------------------------------------
                          Active International                  45869
--------------------------------------------------------------------------------
                          Bond Market                           46553
--------------------------------------------------------------------------------
                          Life Solutions Growth                 48057
--------------------------------------------------------------------------------
                          Life Solutions Balanced               48056
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      48055
--------------------------------------------------------------------------------
                          High Yield Bond                       49264
--------------------------------------------------------------------------------
                          International Growth Opportunities    49265
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 49266
--------------------------------------------------------------------------------
                          Special Equity                        49267
--------------------------------------------------------------------------------
                          Aggressive Equity                     50027
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       50739
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Illinois                  Fund                                  9942157
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Indiana                   Fund                                  93-0052-IC
--------------------------------------------------------------------------------

================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------
Iowa                      Money Market - Class A                I-29044
--------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       I-29033
--------------------------------------------------------------------------------
                          Yield Plus                            I-29035
--------------------------------------------------------------------------------
                          S&P 500 Index                         I-29064
--------------------------------------------------------------------------------
                          Small Cap                             I-29063
--------------------------------------------------------------------------------
                          Matrix Equity                         I-29026
--------------------------------------------------------------------------------
                          US Treasury Money Market              I-29036
--------------------------------------------------------------------------------
                          Intermediate                          I-30192
--------------------------------------------------------------------------------
                          Growth and Income                     I-30191
--------------------------------------------------------------------------------
                          Prime Money Market                    I-31256
--------------------------------------------------------------------------------
                          Emerging Markets                      I-31255
--------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       I-32665
--------------------------------------------------------------------------------
                          Active International                  I-34356
--------------------------------------------------------------------------------
                          Bond Market                           I-35588
--------------------------------------------------------------------------------
                          Life Solutions Growth                 I-38684
--------------------------------------------------------------------------------
                          Life Solutions Balanced               I-38685
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      I-38683
--------------------------------------------------------------------------------
                          High Yield Bond                       I-41327
--------------------------------------------------------------------------------
                          International Growth Opportunities    I-41325
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 I-41326
--------------------------------------------------------------------------------
                          Special Equity                        I-41324
--------------------------------------------------------------------------------
                          Aggressive Equity                     I-42836
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       I-44279
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Kansas                    Money Market (A,B,C)                  92S0001049
--------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         92S0001050
--------------------------------------------------------------------------------
                          Yield Plus                            93S0000570
--------------------------------------------------------------------------------
                          S&P 500 Index                         92S0000453
--------------------------------------------------------------------------------
                          Small Cap                             92S0000454
--------------------------------------------------------------------------------
                          Matrix Equity                         92S0000452
--------------------------------------------------------------------------------
                          US Treasury Money Market              93S0001078
--------------------------------------------------------------------------------
                          Intermediate                          94S0000152
--------------------------------------------------------------------------------
                          Growth and Income                     94S0000156
--------------------------------------------------------------------------------
                          Prime Money Market                    94S0001076
--------------------------------------------------------------------------------
                          Emerging Markets                      94S0000913
--------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         95S0000233
--------------------------------------------------------------------------------
                          Active International                  95S0001220
--------------------------------------------------------------------------------
                          Bond Market                           95S0000884
--------------------------------------------------------------------------------
                          Life Solutions Growth                 97S0001373
--------------------------------------------------------------------------------
                          Life Solutions Balanced               97S0001372
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      97S0001374
--------------------------------------------------------------------------------
                          High Yield Bond                       98S0001257
--------------------------------------------------------------------------------
                          International Growth Opportunities    98S0001258
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 98S0001259
--------------------------------------------------------------------------------
                          Special Equity                        98S0001260
--------------------------------------------------------------------------------
                          Aggressive Equity                     99S0000539
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       1999S0001226
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------
Kentucky                  Money Market - Class A                M30763
--------------------------------------------------------------------------------
(Registered by            US Govt. Money Market - Class A       M32201
--------------------------------------------------------------------------------
Prospectus)               Yield Plus                            M30880
--------------------------------------------------------------------------------
                          S&P 500 Index                         M29033
--------------------------------------------------------------------------------
                          Small Cap                             M31242
--------------------------------------------------------------------------------
                          US Treasury Money Market              M33346
--------------------------------------------------------------------------------
                          Prime Money Market                    M28986
--------------------------------------------------------------------------------
                          Emerging Markets                      M30197
--------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       M30882
--------------------------------------------------------------------------------
                          Combined Prospectus                   M35944
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       M36839
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Louisiana                 Money Market - Class A                68274
--------------------------------------------------------------------------------
(Registered by            US Govt. Money Market - Class A       53545
--------------------------------------------------------------------------------
Prospectus)               Yield Plus                            51876
--------------------------------------------------------------------------------
                          S&P 500 Index                         60060
--------------------------------------------------------------------------------
                          Small Cap                             53543
--------------------------------------------------------------------------------
                          US Treasury Money Market              53544
--------------------------------------------------------------------------------
                          Prime Money Market                    60065
--------------------------------------------------------------------------------
                          Emerging Markets                      54411
--------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         52268
--------------------------------------------------------------------------------
                          Combined Prospectus                   60402
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       68273
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------
Maine                     Money Market - Class A                MF-R-99-11831
--------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       MF-98-2209
--------------------------------------------------------------------------------
                          Yield Plus                            MF-R-98-3448
--------------------------------------------------------------------------------
                          S&P 500 Index                         98-9106
--------------------------------------------------------------------------------
                          Small Cap                             98-9105
--------------------------------------------------------------------------------
                          Matrix Equity                         98-9104
--------------------------------------------------------------------------------
                          US Treasury Money Market              97-5744
--------------------------------------------------------------------------------
                          Intermediate                          98-767
--------------------------------------------------------------------------------
                          Growth and Income                     98-768
--------------------------------------------------------------------------------
                          Prime Money Market                    MF-R-94-4126
--------------------------------------------------------------------------------
                          Emerging Markets                      MF-R-99-8590
--------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       98-1670
--------------------------------------------------------------------------------
                          Active International                  98-8220
--------------------------------------------------------------------------------
                          Bond Market                           F-R-96-5543
--------------------------------------------------------------------------------
                          Life Solutions Growth                 MF-R-0-14280
--------------------------------------------------------------------------------
                          Life Solutions Balanced               MR-R-0-14281
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      MF-R-0-14279
--------------------------------------------------------------------------------
                          High Yield Bond                       MF-R-0-12884
--------------------------------------------------------------------------------
                          International Growth Opportunities    MF-R-0-12885
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 MF-R-0-12886
--------------------------------------------------------------------------------
                          Special Equity                        MF-R-0-12887
--------------------------------------------------------------------------------
                          Aggressive Equity                     MF-0-14278
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       MF-R-0-13553
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Maryland                  Money Market - Class A                SM913346
--------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       SM910864
--------------------------------------------------------------------------------
                          Yield Plus                            SM921219
--------------------------------------------------------------------------------
                          S&P 500 Index                         SM913736
--------------------------------------------------------------------------------
                          Small Cap                             SM913737
--------------------------------------------------------------------------------
                          Matrix Equity                         SM913738
--------------------------------------------------------------------------------
                          US Treasury Money Market              SM930132
--------------------------------------------------------------------------------
                          Intermediate                          SM931004
--------------------------------------------------------------------------------
                          Growth and Income                     SM931001
--------------------------------------------------------------------------------
                          Prime Money Market                    SM940108
--------------------------------------------------------------------------------
                          Emerging Markets                      SM940107
--------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       SM941527
--------------------------------------------------------------------------------
                          Active International                  SM950683
--------------------------------------------------------------------------------
                          Bond Market                           SM960196
--------------------------------------------------------------------------------
                          Life Solutions Growth                 SM970819
--------------------------------------------------------------------------------
                          Life Solutions Balanced               SM970818
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      SM970820
--------------------------------------------------------------------------------
                          High Yield Bond                       SM980956
--------------------------------------------------------------------------------
                          International Growth Opportunities    SM980954
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 SM980955
--------------------------------------------------------------------------------
                          Special Equity                        SM980953
--------------------------------------------------------------------------------
                          Aggressive Equity                     SM982528
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       SM991073
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------

--------------------------------------------------------------------------------
Massachusetts             Money Market - Class A                95-7806
--------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       95-7805
--------------------------------------------------------------------------------
                          Yield Plus                            95-7804
--------------------------------------------------------------------------------
                          S&P 500 Index                         95-7803
--------------------------------------------------------------------------------
                          Small Cap                             95-7802
--------------------------------------------------------------------------------
                          Matrix Equity                         95-7801
--------------------------------------------------------------------------------
                          US Treasury Money Market              95-7800
--------------------------------------------------------------------------------
                          Intermediate                          95-7799
--------------------------------------------------------------------------------
                          Growth and Income                     95-7798
--------------------------------------------------------------------------------
                          Prime Money Market                    95-7797
--------------------------------------------------------------------------------
                          Emerging Markets                      95-7796
--------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       95-7795
--------------------------------------------------------------------------------
                          Active International                  95-7794
--------------------------------------------------------------------------------
                          Bond Market                           95-9626-M
--------------------------------------------------------------------------------
                          Life Solutions Growth                 None
--------------------------------------------------------------------------------
                          Life Solutions Balanced               None
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      None
--------------------------------------------------------------------------------
                          High Yield Bond                       None
--------------------------------------------------------------------------------
                          International Growth Opportunities    None
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 None
--------------------------------------------------------------------------------
                          Special Equity                        None
--------------------------------------------------------------------------------
                          Aggressive Equity                     None
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       None
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

================================================================================
State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Michigan                  Money Market - Class A                273512
--------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       271637
--------------------------------------------------------------------------------
                          Yield Plus                            270943
--------------------------------------------------------------------------------
                          S&P 500 Index                         271635
--------------------------------------------------------------------------------
                          Small Cap                             271638
--------------------------------------------------------------------------------
                          Matrix Equity                         271636
--------------------------------------------------------------------------------
                          US Treasury Money Market              272799
--------------------------------------------------------------------------------
                          Intermediate                          270117
--------------------------------------------------------------------------------
                          Growth and Income                     270118
--------------------------------------------------------------------------------
                          Prime Money Market                    272533
--------------------------------------------------------------------------------
                          Emerging Markets                      272534
--------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       270530
--------------------------------------------------------------------------------
                          Active International                  269417
--------------------------------------------------------------------------------
                          Bond Market                           272683
--------------------------------------------------------------------------------
                          Life Solutions Growth                 275627
--------------------------------------------------------------------------------
                          Life Solutions Balanced               275628
--------------------------------------------------------------------------------
                          Life Solutions Income and Growth      275629
--------------------------------------------------------------------------------
                          High Yield Bond                       277057
--------------------------------------------------------------------------------
                          International Growth Opportunities    277058
--------------------------------------------------------------------------------
                          Tuckerman Active REIT                 277056
--------------------------------------------------------------------------------
                          Special Equity                        277059
--------------------------------------------------------------------------------
                          Aggressive Equity                     277764
--------------------------------------------------------------------------------
                          IAM SHARES Fund                       278458
--------------------------------------------------------------------------------
                          Intermediate Municipal Bond
================================================================================

-----------------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Minnesota                 Fund                                  R-34811
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Mississippi               Money Market - Class A                MF-93-01-162
-----------------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       MF-93-01-161
-----------------------------------------------------------------------------------------
                          Yield Plus                            MF-93-01-173
-----------------------------------------------------------------------------------------
                          S&P 500 Index                         MF-93-02-044
-----------------------------------------------------------------------------------------
                          Small Cap                             MF-93-02-045
-----------------------------------------------------------------------------------------
                          Matrix Equity                         MF-93-02-043
-----------------------------------------------------------------------------------------
                          US Treasury Money Market              MF-93-01-159
-----------------------------------------------------------------------------------------
                          Intermediate                          MF-93-08-055
-----------------------------------------------------------------------------------------
                          Growth and Income                     MF-93-08-054
-----------------------------------------------------------------------------------------
                          Prime Money Market                    MF-94-01-180
-----------------------------------------------------------------------------------------
                          Emerging Markets                      MF-94-01-179
-----------------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       MF-94-08-198
-----------------------------------------------------------------------------------------
                          Active International                  MF-95-06-021
-----------------------------------------------------------------------------------------
                          Bond Market                           MF-96-01-179
-----------------------------------------------------------------------------------------
                          Life Solutions Growth                 MF-97-05-219
-----------------------------------------------------------------------------------------
                          Life Solutions Balanced               MF-97-05-220
-----------------------------------------------------------------------------------------
                          Life Solutions Income and Growth      MF97-05-221
-----------------------------------------------------------------------------------------
                          High Yield Bond                       MF98-04-177
-----------------------------------------------------------------------------------------
                          International Growth Opportunities    MF98-04-176
-----------------------------------------------------------------------------------------
                          Tuckerman Active REIT                 MF98-04-172
-----------------------------------------------------------------------------------------
                          Special Equity                        MF98-04-175
-----------------------------------------------------------------------------------------
                          Aggressive Equity                     MF98-11-199
-----------------------------------------------------------------------------------------
                          IAM SHARES Fund                       MF99-05-067
-----------------------------------------------------------------------------------------
                          Intermediate Municipal Bond
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Missouri                  Money Market (A,B,C)                  93-00093
-----------------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)
-----------------------------------------------------------------------------------------
                          Yield Plus
-----------------------------------------------------------------------------------------
                          S&P 500 Index
-----------------------------------------------------------------------------------------
                          Small Cap
-----------------------------------------------------------------------------------------
                          Matrix Equity
-----------------------------------------------------------------------------------------
                          US Treasury Money Market
-----------------------------------------------------------------------------------------
                          Intermediate
-----------------------------------------------------------------------------------------
                          Growth & Income
-----------------------------------------------------------------------------------------
                          Prime Money Market
-----------------------------------------------------------------------------------------
                          Emerging Markets
-----------------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)
-----------------------------------------------------------------------------------------
                          Active International
-----------------------------------------------------------------------------------------
                          Bond Market
-----------------------------------------------------------------------------------------
                          Life Solutions Growth
-----------------------------------------------------------------------------------------
                          Life Solutions Balanced
-----------------------------------------------------------------------------------------
                          Life Solutions Income and Growth
-----------------------------------------------------------------------------------------
                          High Yield Bond
-----------------------------------------------------------------------------------------
                          International Growth Opportunities
-----------------------------------------------------------------------------------------
                          Tuckerman Active REIT
-----------------------------------------------------------------------------------------
                          Special Equity
-----------------------------------------------------------------------------------------
                          Aggressive Equity
-----------------------------------------------------------------------------------------
                          IAM SHARES Fund
-----------------------------------------------------------------------------------------
                          Intermediate Municipal Bond
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Montana                   Money Market - Class A                029570
-----------------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       029574
-----------------------------------------------------------------------------------------
                          Yield Plus                            029577
-----------------------------------------------------------------------------------------
                          S&P 500 Index                         029571
-----------------------------------------------------------------------------------------
                          Small Cap                             029572
-----------------------------------------------------------------------------------------
                          Matrix Equity                         029569
-----------------------------------------------------------------------------------------
                          US Treasury Money Market              029575
-----------------------------------------------------------------------------------------
                          Intermediate                          029568
-----------------------------------------------------------------------------------------
                          Growth & Income                       027942
-----------------------------------------------------------------------------------------
                          Prime Money Market                    029765
-----------------------------------------------------------------------------------------
                          Emerging Markets                      029764
-----------------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       32056
-----------------------------------------------------------------------------------------
                          Active International                  33390
-----------------------------------------------------------------------------------------
                          Bond Market                           38759
-----------------------------------------------------------------------------------------
                          Life Solutions Growth                 37049
-----------------------------------------------------------------------------------------
                          Life Solutions Balanced               37048
-----------------------------------------------------------------------------------------
                          Life Solutions Income and Growth      37050
-----------------------------------------------------------------------------------------
                          High Yield Bond                       39094
-----------------------------------------------------------------------------------------
                          International Growth Opportunities    39028
-----------------------------------------------------------------------------------------
                          Tuckerman Active REIT                 39029
-----------------------------------------------------------------------------------------
                          Special Equity                        39030
-----------------------------------------------------------------------------------------
                          Aggressive Equity                     40261
-----------------------------------------------------------------------------------------
                          IAM SHARES Fund                       41320
-----------------------------------------------------------------------------------------
                          Intermediate Municipal Bond
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Nebraska                  Money Market - Class A                040936
-----------------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       040937
-----------------------------------------------------------------------------------------
                          Yield Plus                            040939
-----------------------------------------------------------------------------------------
                          S&P 500 Index                         040945
-----------------------------------------------------------------------------------------
                          Small Cap                             040946
-----------------------------------------------------------------------------------------
                          Matrix Equity                         040947
-----------------------------------------------------------------------------------------
                          US Treasury Money Market              040938
-----------------------------------------------------------------------------------------
                          Intermediate                          47321
-----------------------------------------------------------------------------------------
                          Growth & Income                       47322
-----------------------------------------------------------------------------------------
                          Prime Money Market                    56373
-----------------------------------------------------------------------------------------
                          Emerging Markets                      56372
-----------------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       49005
-----------------------------------------------------------------------------------------
                          Active International                  043167
-----------------------------------------------------------------------------------------
                          Bond Market                           56371
-----------------------------------------------------------------------------------------
                          Life Solutions Growth                 043039
-----------------------------------------------------------------------------------------
                          Life Solutions Balanced               043038
-----------------------------------------------------------------------------------------
                          Life Solutions Income and Growth      043040
-----------------------------------------------------------------------------------------
                          High Yield Bond                       043147
-----------------------------------------------------------------------------------------
                          International Growth Opportunities    043146
-----------------------------------------------------------------------------------------
                          Tuckerman Active REIT                 043135
-----------------------------------------------------------------------------------------
                          Special Equity                        043145
-----------------------------------------------------------------------------------------
                          Aggressive Equity                     51023
-----------------------------------------------------------------------------------------
                          IAM SHARES Fund                       041458
-----------------------------------------------------------------------------------------
                          Intermediate Municipal Bond
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Nevada                    Money Market (A,B,C)                  None
-----------------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         None
-----------------------------------------------------------------------------------------
                          Yield Plus                            None
-----------------------------------------------------------------------------------------
                          S&P 500 Index                         None
-----------------------------------------------------------------------------------------
                          Small Cap                             None
-----------------------------------------------------------------------------------------
                          Matrix Equity                         None
-----------------------------------------------------------------------------------------
                          US Treasury Money Market              None
-----------------------------------------------------------------------------------------
                          Intermediate                          None
-----------------------------------------------------------------------------------------
                          Growth and Income                     None
-----------------------------------------------------------------------------------------
                          Prime Money Market                    None
-----------------------------------------------------------------------------------------
                          Emerging Markets                      None
-----------------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         None
-----------------------------------------------------------------------------------------
                          Active International                  None
-----------------------------------------------------------------------------------------
                          Bond Market                           None
-----------------------------------------------------------------------------------------
                          Life Solutions Growth                 None
-----------------------------------------------------------------------------------------
                          Life Solutions Balanced               None
-----------------------------------------------------------------------------------------
                          Life Solutions Income and Growth      None
-----------------------------------------------------------------------------------------
                          High Yield Bond                       None
-----------------------------------------------------------------------------------------
                          International Growth Opportunities    None
-----------------------------------------------------------------------------------------
                          Tuckerman Active REIT                 None
-----------------------------------------------------------------------------------------
                          Special Equity                        None
-----------------------------------------------------------------------------------------
                          Aggressive Equity
-----------------------------------------------------------------------------------------
                          IAM SHARES Fund
-----------------------------------------------------------------------------------------
                          Intermediate Municipal Bond
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
New Hampshire             Money Market - Class A                None
------------------------- ------------------------------------- ---------------------------
                          US Govt. Money Market - Class A       None
-----------------------------------------------------------------------------------------
                          Yield Plus                            None
-----------------------------------------------------------------------------------------
                          S&P 500 Index                         None
-----------------------------------------------------------------------------------------
                          Small Cap                             None
-----------------------------------------------------------------------------------------
                          Matrix Equity                         None
-----------------------------------------------------------------------------------------
                          US Treasury Money Market              None
-----------------------------------------------------------------------------------------
                          Intermediate                          None
-----------------------------------------------------------------------------------------
                          Growth and Income                     None
-----------------------------------------------------------------------------------------
                          Prime Money Market                    None
-----------------------------------------------------------------------------------------
                          Emerging Markets                      None
-----------------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       None
-----------------------------------------------------------------------------------------
                          Active International                  None
-----------------------------------------------------------------------------------------
                          Bond Market                           None
-----------------------------------------------------------------------------------------
                          Life Solutions Growth                 None
-----------------------------------------------------------------------------------------
                          Life Solutions Balanced               None
-----------------------------------------------------------------------------------------
                          Life Solutions Income and Growth      None
-----------------------------------------------------------------------------------------
                          High Yield Bond                       None
-----------------------------------------------------------------------------------------
                          International Growth Opportunities    None
-----------------------------------------------------------------------------------------
                          Tuckerman Active REIT                 None
-----------------------------------------------------------------------------------------
                          Special Equity                        None
-----------------------------------------------------------------------------------------
                          Aggressive Equity                     None
-----------------------------------------------------------------------------------------
                          IAM SHARES Fund                       None
-----------------------------------------------------------------------------------------
                          Intermediate Municipal Bond
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
New Jersey                Fund                                  None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
-----------------------------------------------------------------------------------------
New Mexico                Money Market - Class A                693746
-----------------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       693738
-----------------------------------------------------------------------------------------
                          Yield Plus                            693736
-----------------------------------------------------------------------------------------
                          S&P 500 Index                         693742
-----------------------------------------------------------------------------------------
                          Small Cap                             693741
-----------------------------------------------------------------------------------------
                          Matrix Equity                         693745
-----------------------------------------------------------------------------------------
                          US Treasury Money Market              693737
-----------------------------------------------------------------------------------------
                          Intermediate                          693750
-----------------------------------------------------------------------------------------
                          Growth and Income                     693756
-----------------------------------------------------------------------------------------
                          Prime Money Market                    693744
-----------------------------------------------------------------------------------------
                          Emerging Markets                      693757
-----------------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       693739
-----------------------------------------------------------------------------------------
                          Active International                  693760
-----------------------------------------------------------------------------------------
                          Bond Market                           682780
-----------------------------------------------------------------------------------------
                          Life Solutions Growth                 693748
-----------------------------------------------------------------------------------------
                          Life Solutions Balanced               693749
-----------------------------------------------------------------------------------------
                          Life Solutions Income and Growth      693747
-----------------------------------------------------------------------------------------
                          High Yield Bond                       6937554
-----------------------------------------------------------------------------------------
                          International Growth Opportunities    693751
-----------------------------------------------------------------------------------------
                          Tuckerman Active REIT                 693743
-----------------------------------------------------------------------------------------
                          Special Equity                        693740
-----------------------------------------------------------------------------------------
                          Aggressive Equity                     693761
-----------------------------------------------------------------------------------------
                          IAM SHARES Fund                       693753
-----------------------------------------------------------------------------------------
                          Intermediate Municipal Bond
-----------------------------------------------------------------------------------------

------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
New York                  Money Market (A,B,C)                  24-43-64
------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         S25-66-08
------------------------------------------------------------------------------
                          Yield Plus                            S26-15-69
------------------------------------------------------------------------------
                          S&P 500 Index                         S25-92-17
------------------------------------------------------------------------------
                          Small Cap                             S25-92-16
------------------------------------------------------------------------------
                          Matrix Equity                         S25-92-15
------------------------------------------------------------------------------
                          US Treasury Money Market              S26-27-11
------------------------------------------------------------------------------
                          Intermediate                          S26-46-64
------------------------------------------------------------------------------
                          Growth and Income                     S26-46-65
------------------------------------------------------------------------------
                          Prime Money Market                    S26-64-40
------------------------------------------------------------------------------
                          Emerging Markets                      S26-64-41
------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         S26-86-90
------------------------------------------------------------------------------
                          Active International                  S25-92-14
------------------------------------------------------------------------------
                          Bond Market                           S27-39-43
------------------------------------------------------------------------------
                          Life Solutions Growth                 S27-96-58
------------------------------------------------------------------------------
                          Life Solutions Balanced               S27-96-57
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      S27-96-56
------------------------------------------------------------------------------
                          High Yield Bond                       S28-33-41
------------------------------------------------------------------------------
                          International Growth Opportunities    S28-33-40
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 S28-33-38
------------------------------------------------------------------------------
                          Special Equity                        S28-33-39
------------------------------------------------------------------------------
                          Aggressive Equity                     S28-57-17
------------------------------------------------------------------------------
                          IAM SHARES Fund
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

-------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
North Carolina            Fund                                  1499
------------------------------------------------------------------------------

------------------------------------------------------------------------------
North Dakota              Money Market - Class A                I165
------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       I167
------------------------------------------------------------------------------
                          Yield Plus                            I170
------------------------------------------------------------------------------
                          S&P 500 Index                         I291
------------------------------------------------------------------------------
                          Small Cap                             I292
------------------------------------------------------------------------------
                          Matrix Equity                         I290
------------------------------------------------------------------------------
                          US Treasury Money Market              I168
------------------------------------------------------------------------------
                          Intermediate                          J148
------------------------------------------------------------------------------
                          Growth and Income                     J147
------------------------------------------------------------------------------
                          Prime Money Market                    K037
------------------------------------------------------------------------------
                          Emerging Markets                      K036
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       L228
------------------------------------------------------------------------------
                          Active International                  M686
------------------------------------------------------------------------------
                          Bond Market                           N952
------------------------------------------------------------------------------
                          Life Solutions Growth                 S913
------------------------------------------------------------------------------
                          Life Solutions Balanced               S912
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      S914
------------------------------------------------------------------------------
                          High Yield Bond                       V449
------------------------------------------------------------------------------
                          International Growth Opportunities    V450
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 V451
------------------------------------------------------------------------------
                          Special Equity                        V452
------------------------------------------------------------------------------
                          Aggressive Equity                     Z272
------------------------------------------------------------------------------
                          IAM SHARES Fund                       Y396
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
------------------------------------------------------------------------------
Ohio                      Money Market - Class A                22535
------------------------------------------------------------------------------
(Registered by            US Govt. Money Market - Class A       22828
------------------------------------------------------------------------------
Prospectus)               Yield Plus                            22262
------------------------------------------------------------------------------
                          S&P 500 Index                         22534
------------------------------------------------------------------------------
                          Small Cap                             23411
------------------------------------------------------------------------------
                          US Treasury Money Market              19380
------------------------------------------------------------------------------
                          Combined Prospectus                   22263
------------------------------------------------------------------------------
                          Prime Money Market                    19379
------------------------------------------------------------------------------
                          Emerging Markets                      19378
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       21819
------------------------------------------------------------------------------
                          IAM SHARES Fund                       18703
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Oklahoma                  Money Market - Class A                SE-2003447
------------------------------------------------------------------------------
(Registered by            US Govt. Money Market - Class A       SE-2008247
------------------------------------------------------------------------------
 Prospectus)              Yield Plus                            SE-2003446
------------------------------------------------------------------------------
                          S&P 500 Index                         SE-2012785
------------------------------------------------------------------------------
                          Small Cap                             SE-2007714
------------------------------------------------------------------------------
                          US Treasury Money Market              SE-2008031
------------------------------------------------------------------------------
                          Prime Money Market                    SE-2009857
------------------------------------------------------------------------------
                          Emerging Markets                      SE-2010834
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       SE-2004749
------------------------------------------------------------------------------
                          IAM SHARES Fund                       SE-2015514
------------------------------------------------------------------------------
                          Aggressive Equity                     SE-2011950
------------------------------------------------------------------------------
                          Active International                  SE-2011951
------------------------------------------------------------------------------
                          Bond Market                           SE-2011952
------------------------------------------------------------------------------
                          Growth and Income                     SE-2011953
------------------------------------------------------------------------------
                          High Yield Bond                       SE-2011954
------------------------------------------------------------------------------
                          International Growth Opportunities    SE-2011955
------------------------------------------------------------------------------
                          Intermediate                          SE-2011956
------------------------------------------------------------------------------
                          Life Solutions Balanced               SE-2011957
------------------------------------------------------------------------------
                          Life Solutions Growth                 SE-2011958
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      SE-2011959
------------------------------------------------------------------------------
                          Matrix Equity                         SE-2011960
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 SE-2011961
------------------------------------------------------------------------------
                          Special Equity                        SE-2011962
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
------------------------------------------------------------------------------
Oregon                    Money Market - Class A                94-0764
------------------------------------------------------------------------------
(Registered by            US Govt. Money Market - Class A       95-1214
------------------------------------------------------------------------------
Prospectus)               Yield Plus                            94-0936
------------------------------------------------------------------------------
                          S&P 500 Index                         93-0203
------------------------------------------------------------------------------
                          Small Cap                             95-0019
------------------------------------------------------------------------------
                          Combined Prospectus                   93-0204
------------------------------------------------------------------------------
                          US Treasury Money Market              96-1289
------------------------------------------------------------------------------
                          Prime Money Market                    94-0307
------------------------------------------------------------------------------
                          Emerging Markets                      94-0221
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       94-1013
------------------------------------------------------------------------------
                          IAM SHARES Fund                       99-0550
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Pennsylvania              Fund                                  88-01-021MF
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Puerto Rico               Small Cap                             S-17906
------------------------------------------------------------------------------
                          S&P 500                               S-18094
------------------------------------------------------------------------------
                          Emerging Markets                      S-18289
------------------------------------------------------------------------------
                          Money Market - Class A                None
------------------------------------------------------------------------------
                          US Govt. Money Market-Class A         S-20935
------------------------------------------------------------------------------
                          Yield Plus                            S-20949
------------------------------------------------------------------------------
                          Matrix Equity                         S-21043
------------------------------------------------------------------------------
                          US Treasury Money Market              S-20952
------------------------------------------------------------------------------
                          Intermediate                          S-20943
------------------------------------------------------------------------------
                          Growth and Income                     S-20951
------------------------------------------------------------------------------
                          Prime Money Market                    S-20953
------------------------------------------------------------------------------
                          Tax Free Money Market--Class A         S-20942
------------------------------------------------------------------------------
                          Active International                  S-20948
------------------------------------------------------------------------------
                          Bond Market                           S-20946
------------------------------------------------------------------------------
                          Life Solutions Growth                 S-20937
------------------------------------------------------------------------------
                          Life Solutions Balanced               S-20939
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      S-20936
------------------------------------------------------------------------------
                          High Yield Bond                       S-20944
------------------------------------------------------------------------------
                          International Growth Opportunities    S-20945
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 S-20941
------------------------------------------------------------------------------

------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
------------------------------------------------------------------------------
Puerto Rico (cont)        Special Equity                        S-20940
------------------------------------------------------------------------------
                          Aggressive Equity                     S-20947
------------------------------------------------------------------------------
                          IAM SHARES Fund                       S-20950
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Rhode Island              Money Market (A,B,C)                  None
------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         None
------------------------------------------------------------------------------
                          Yield Plus                            None
------------------------------------------------------------------------------
                          S&P 500 Index                         None
------------------------------------------------------------------------------
                          Small Cap                             None
------------------------------------------------------------------------------
                          Matrix Equity                         None
------------------------------------------------------------------------------
                          US Treasury Money Market              None
------------------------------------------------------------------------------
                          Intermediate                          None
------------------------------------------------------------------------------
                          Growth and Income                     None
------------------------------------------------------------------------------
                          Prime Money Market                    None
------------------------------------------------------------------------------
                          Emerging Markets                      None
------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         None
------------------------------------------------------------------------------
                          Active International                  None
------------------------------------------------------------------------------
                          Bond Market                           None
------------------------------------------------------------------------------
                          Life Solutions Growth                 None
------------------------------------------------------------------------------
                          Life Solutions Balanced               None
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      None
------------------------------------------------------------------------------
                          High Yield Bond                       None
------------------------------------------------------------------------------
                          International Growth Opportunities    None
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 None
------------------------------------------------------------------------------
                          Special Equity                        None
------------------------------------------------------------------------------
                          Aggressive Equity                     None
------------------------------------------------------------------------------
                          IAM SHARES Fund                       None
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
South Carolina            Money Market (A,B,C)                  MF7203
------------------------------------------------------------------------------
                          US Govt. Money Market (A,B,C)         MF7202
------------------------------------------------------------------------------
                          Yield Plus                            MF7200
------------------------------------------------------------------------------
                          S&P 500 Index                         MF7281
------------------------------------------------------------------------------
                          Small Cap                             MF7282
------------------------------------------------------------------------------
                          Matrix Equity                         MF7280
------------------------------------------------------------------------------
                          US Treasury Money Market              MF7269
------------------------------------------------------------------------------
                          Intermediate                          MF7697
------------------------------------------------------------------------------
                          Growth and Income                     MF7696
------------------------------------------------------------------------------
                          Prime Money Market                    MF8212
------------------------------------------------------------------------------
                          Emerging Markets                      MF8211
------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         MF8724
------------------------------------------------------------------------------
                          Active International                  MF9257
------------------------------------------------------------------------------
                          Bond Market                           MF9694
------------------------------------------------------------------------------
                          Life Solutions Growth                 MF10746
------------------------------------------------------------------------------
                          Life Solutions Balanced               MF10748
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      MF10747
------------------------------------------------------------------------------
                          High Yield Bond                       MF11481
------------------------------------------------------------------------------
                          International Growth Opportunities    MF11483
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 MF11482
------------------------------------------------------------------------------
                          Special Equity                        MF11484
------------------------------------------------------------------------------
                          Aggressive Equity                     MF11913
------------------------------------------------------------------------------
                          IAM SHARES Fund                       MF12256
------------------------------------------------------------------------------
                          Intermediate Municipal Bond           MF13066
------------------------------------------------------------------------------

-------------------------------------------------------------------------------

State                     Fund/Portfolio                        File No.
-----                     --------------                        --------
-------------------------------------------------------------------------------
South Dakota              Money Market - Class A                3135
-------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       3133
-------------------------------------------------------------------------------
                          Yield Plus                            3138
-------------------------------------------------------------------------------
                          S&P 500 Index                         3162
-------------------------------------------------------------------------------
                          Small Cap                             3161
-------------------------------------------------------------------------------
                          Matrix Equity                         3160
-------------------------------------------------------------------------------
                          US Treasury Money Market              3136
-------------------------------------------------------------------------------
                          Intermediate                          3650
-------------------------------------------------------------------------------
                          Growth and Income                     3651
-------------------------------------------------------------------------------
                          Prime Money Market                    4245
-------------------------------------------------------------------------------
                          Emerging Markets                      4246
-------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       5037
-------------------------------------------------------------------------------
                          Active International                  6151
-------------------------------------------------------------------------------
                          Bond Market                           7112
-------------------------------------------------------------------------------
                          Life Solutions Growth                 9224
-------------------------------------------------------------------------------
                          Life Solutions Balanced               9225
-------------------------------------------------------------------------------
                          Life Solutions Income and Growth      9223
-------------------------------------------------------------------------------
                          High Yield Bond                       15499
-------------------------------------------------------------------------------
                          International Growth Opportunities    15496
-------------------------------------------------------------------------------
                          Tuckerman Active REIT                 15498
-------------------------------------------------------------------------------
                          Special Equity                        15497
-------------------------------------------------------------------------------
                          Aggressive Equity                     17433
-------------------------------------------------------------------------------
                          IAM SHARES Fund                       18956
-------------------------------------------------------------------------------
                          Intermediate Municipal Bond
-------------------------------------------------------------------------------

==============================================================================
 State               Fund/Portfolio                             File No.
 -----               --------------                             --------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 Tennessee           Money Market - Class A                     RM98-4271
------------------------------------------------------------------------------
                     US Govt. Money Market - Class A
------------------------------------------------------------------------------
                     Yield Plus
------------------------------------------------------------------------------
                     S&P 500 Index
------------------------------------------------------------------------------
                     Small Cap
------------------------------------------------------------------------------
                     Matrix Equity
------------------------------------------------------------------------------
                     US Treasury Money Market
------------------------------------------------------------------------------
                     Intermediate
------------------------------------------------------------------------------
                     Growth and Income
------------------------------------------------------------------------------
                     Prime Money Market
------------------------------------------------------------------------------
                     Emerging Markets
------------------------------------------------------------------------------
                     Tax Free Money Market - Class A
------------------------------------------------------------------------------
                     Active International
------------------------------------------------------------------------------
                     Bond Market
------------------------------------------------------------------------------
                     Life Solutions Growth
------------------------------------------------------------------------------
                     Life Solutions Balanced
------------------------------------------------------------------------------
                     Life Solutions Income and Growth
------------------------------------------------------------------------------
                     High Yield Bond
------------------------------------------------------------------------------
                     International Growth Opportunities
------------------------------------------------------------------------------
                     Tuckerman Active REIT
------------------------------------------------------------------------------
                     Special Equity
------------------------------------------------------------------------------
                     Aggressive Equity
------------------------------------------------------------------------------
                     IAM SHARES Fund
------------------------------------------------------------------------------
                     Intermediate Municipal Bond
==============================================================================

==============================================================================
 State                    Fund/Portfolio                        File No.
 -----                    --------------                        --------
------------------------------------------------------------------------------
 Texas                    Money Market - Class A                C-42002
------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       C-42004
------------------------------------------------------------------------------
                          Yield Plus                            C-42007
------------------------------------------------------------------------------
                          S&P 500 Index                         C-42082
------------------------------------------------------------------------------
                          Small Cap                             C-42083
------------------------------------------------------------------------------
                          Matrix Equity                         C-42081
------------------------------------------------------------------------------
                          US Treasury Money Market              C-42005
------------------------------------------------------------------------------
                          Intermediate                          C-43231
------------------------------------------------------------------------------
                          Growth and Income                     C-43230
------------------------------------------------------------------------------
                          Prime Money Market                    C-44423
------------------------------------------------------------------------------
                          Emerging Markets                      C-44422
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       C-46065
------------------------------------------------------------------------------
                          Active International                  C-47910
------------------------------------------------------------------------------
                          Bond Market                           C-49466
------------------------------------------------------------------------------
                          Life Solutions Growth                 C-53028
------------------------------------------------------------------------------
                          Life Solutions Balanced               C-53027
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      C-53029
------------------------------------------------------------------------------
                          High Yield Bond                       C-55902
------------------------------------------------------------------------------
                          International Growth Opportunities    C-55903
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 C-55904
------------------------------------------------------------------------------
                          Special Equity                        C-55905
------------------------------------------------------------------------------
                          Aggressive Equity                     C-57637
------------------------------------------------------------------------------
                          IAM SHARES Fund                       C-59265
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
==============================================================================

------------------------------------------------------------------------------
 State                    Fund/Portfolio                        File No.
 -----                    --------------                        --------
------------------------------------------------------------------------------
 Utah                     Money Market - Class A                B00160771
------------------------------------------------------------------------------
 (Registered by           US Govt. Money Market - Class A       B00135928
------------------------------------------------------------------------------
 Prospectus)              Yield Plus                            B00145626
------------------------------------------------------------------------------
                          S&P 500 Index                         B00167908
------------------------------------------------------------------------------
                          Small Cap                             B00161499
------------------------------------------------------------------------------
                          US Treasury Money Market              B00159549
------------------------------------------------------------------------------
                          Prime Money Market                    B00167921
------------------------------------------------------------------------------
                          Emerging Markets                      B00173472
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       B00145587
------------------------------------------------------------------------------
                          Combined Prospectus                   B00169468
------------------------------------------------------------------------------
                          IAM SHARES Fund
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 Vermont                  Money Market - Class A                5/01/92-02
------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       1/26/93-08
------------------------------------------------------------------------------
                          Yield Plus                            9/29/92-02
------------------------------------------------------------------------------
                          S&P 500 Index                         2/09/93-04
------------------------------------------------------------------------------
                          Small Cap                             2/09/93-05
------------------------------------------------------------------------------
                          Matrix Equity                         2/09/93-06
------------------------------------------------------------------------------
                          US Treasury Money Market              1/26/93-10
------------------------------------------------------------------------------
                          Intermediate                          8/11/93-14
------------------------------------------------------------------------------
                          Growth and Income                     8/11/93-15
------------------------------------------------------------------------------
                          Prime Money Market                    1/24/94-02
------------------------------------------------------------------------------
                          Emerging Markets                      1/24/94-01
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       8/31/94-09
------------------------------------------------------------------------------
                          Active International                  4/14/95-19
------------------------------------------------------------------------------
                          Bond Market                           1/31/96-05
------------------------------------------------------------------------------
                          Life Solutions Growth                 6/06/97-12
------------------------------------------------------------------------------
                          Life Solutions Balanced               6/06/97-11
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      6/06/97-13
------------------------------------------------------------------------------
                          High Yield Bond                       4/21/98-54
------------------------------------------------------------------------------
                          International Growth Opportunities    4/21/98-53
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 4/21/98-51
==============================================================================

------------------------------------------------------------------------------
 State                    Fund/Portfolio                        File No.
 -----                    --------------                        --------
------------------------------------------------------------------------------
 Vermont (cont)           Special Equity                        4/21/98-52
------------------------------------------------------------------------------
                          Aggressive Equity                     11/17/98-22
------------------------------------------------------------------------------
                          IAM SHARES Fund                       5/17/99-15
------------------------------------------------------------------------------
                          International Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 Virginia                 Fund                                  1358
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 Washington               Money Market - Class A                C-34574
------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       C-35744
------------------------------------------------------------------------------
                          Yield Plus                            C-35107
------------------------------------------------------------------------------
                          S&P 500 Index                         C-35821
------------------------------------------------------------------------------
                          Small Cap                             C-35822
------------------------------------------------------------------------------
                          Matrix Equity                         C-34573
------------------------------------------------------------------------------
                          US Treasury Money Market              C-35746
------------------------------------------------------------------------------
                          Intermediate                          C-36892
------------------------------------------------------------------------------
                          Growth and Income                     C-36893
------------------------------------------------------------------------------
                          Prime Money Market                    C-37875
------------------------------------------------------------------------------
                          Emerging Markets                      C-37876
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       C-39498
------------------------------------------------------------------------------
                          Active International                  C-51417
------------------------------------------------------------------------------
                          Bond Market                           C-52770
------------------------------------------------------------------------------
                          Life Solutions Growth                 C-56114
------------------------------------------------------------------------------
                          Life Solutions Balanced               C-56120
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      C-56119
------------------------------------------------------------------------------
                          High Yield Bond                       C-58802
------------------------------------------------------------------------------
                          International Growth Opportunities    C-58803
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 C-58800
------------------------------------------------------------------------------
                          Special Equity                        C-58801
------------------------------------------------------------------------------
                          Aggressive Equity                     C-60428
------------------------------------------------------------------------------
                          IAM SHARES Fund                       C-61886
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
==============================================================================

==============================================================================
 State                    Fund/Portfolio                        File No.
 -----                    --------------                        --------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 West Virginia            Fund (A,B,C)                          BC30515
                          (except as noted below)
------------------------------------------------------------------------------
                          Intermediate                          BC30517
------------------------------------------------------------------------------
                          Growth and Income                     BC30516
------------------------------------------------------------------------------
                          Prime Money Market                    BC30518
------------------------------------------------------------------------------
                          Emerging Markets                      BC30514
------------------------------------------------------------------------------
                          Tax Free Money Market (A,B,C)         BC30519
------------------------------------------------------------------------------
                          Life Solutions Growth                 MF22391
------------------------------------------------------------------------------
                          Life Solutions Balanced               MF22390
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      MF22380
------------------------------------------------------------------------------
                          High Yield Bond                       MF-31739
------------------------------------------------------------------------------
                          International Growth Opportunities    MF-31779
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 MF-31781
------------------------------------------------------------------------------
                          Special Equity                        MF-31780
------------------------------------------------------------------------------
                          Aggressive Equity                     MF-33586
------------------------------------------------------------------------------
                          IAM SHARES Fund                       MF35069
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
==============================================================================

==============================================================================
 State                    Fund/Portfolio                        File No.
 -----                    --------------                        --------
------------------------------------------------------------------------------
 Wisconsin                Money Market - Class A                272542-03
------------------------------------------------------------------------------
                          US Govt. Money Market - Class A       272543-03
------------------------------------------------------------------------------
                          Yield Plus                            272545-03
------------------------------------------------------------------------------
                          S&P 500 Index                         273218-03
------------------------------------------------------------------------------
                          Small Cap                             273217-03
------------------------------------------------------------------------------
                          Matrix Equity                         273219-03
------------------------------------------------------------------------------
                          US Treasury Money Market              272546-03
------------------------------------------------------------------------------
                          Intermediate                          278542-03
------------------------------------------------------------------------------
                          Growth and Income                     278543-03
------------------------------------------------------------------------------
                          Prime Money Market                    283893-03
------------------------------------------------------------------------------
                          Emerging Markets                      283892-03
------------------------------------------------------------------------------
                          Tax Free Money Market - Class A       291513-03
------------------------------------------------------------------------------
                          Active International                  302790-03
------------------------------------------------------------------------------
                          Bond Market                           311189-03
------------------------------------------------------------------------------
                          Life Solutions Growth                 332642-03
------------------------------------------------------------------------------
                          Life Solutions Balanced               332641-03
------------------------------------------------------------------------------
                          Life Solutions Income and Growth      332640-03
------------------------------------------------------------------------------
                          High Yield Bond                       348154-03
------------------------------------------------------------------------------
                          International Growth Opportunities    348155-03
------------------------------------------------------------------------------
                          Tuckerman Active REIT                 348153-03
------------------------------------------------------------------------------
                          Special Equity                        348152-03
------------------------------------------------------------------------------
                          Aggressive Equity                     357135-03
------------------------------------------------------------------------------
                          IAM SHARES Fund                       368573-03
------------------------------------------------------------------------------
                          Intermediate Municipal Bond
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 Wyoming                  Fund                                  17712
------------------------------------------------------------------------------

==============================================================================

                          [LETTERHEAD OF SSgA Funds]

       Management Statement Regarding Compliance With Certain Provisions
       -----------------------------------------------------------------
                     of the Investment Company Act of 1940
                     -------------------------------------

PricewaterhouseCoopers LLP                                September 15, 2000
160 Federal Street
Boston, MA 02110

We, as members of management of SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Tuckerman Active REIT Fund, International Growth Opportunties Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Intermediate Municipal Bond Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Growth Fund) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2000 and from March 31, 2000 (date of last examination) through June 30, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2000 and from March 31, 2000 (date of last examination) through June 30, 2000, with respect to securities reflected in the investment accounts of the Funds.

Very truly yours,

SSgA Funds

/s/ Lynn L. Anderson
-------------------------------
Lynn L. Anderson
President


/s/ Mark E. Swanson
-------------------------------
Mark E. Swanson
Treasurer and
Principal Accounting Officer


All persons dealing with SSgA Funds, a Massachusetts business trust, must look solely to the Trust for the enforcement of any claim against the Trust, as the Trustees, officers, agents, and Shareholders of the Trust assume no personal liability whatsoever for obligations entered into on behalf of the Trust.

Russell Fund Distributors, Inc. - Distributor
Member NASD

                        INDEPENDENT ACCOUNTANTS REPORT
                        ------------------------------

To the Board of Trustees of SSgA Funds:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, about SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Tuckerman Active REIT Fund, International Growth Opportunities Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Intermediate Municipal Bond Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Income Fund) (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of June 30, 2000. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Our examination was made without prior notice to the Funds. Included among our procedures were the following tests performed as of June 30, 2000, and with respect to the test of selected security purchases and sales, for the period from March 31, 2000 (date of our last examination) through June 30, 2000:

 .    Confirmation of all securities held by institutions in book entry form by the Federal Reserve Bank of Boston, The Depository Trust Company, The Participants Trust Company, Boston Financial Data Services, Inc., CREST (London) and The First National Bank of Chicago;

 .    Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, on loan, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

 .    Confirmation or inspection of documentation of foreign securities held by unaffiliated foreign sub-custodians;

 .    Reconciliation of all such securities to the books and records of the Funds and the Custodian (State Street Bank and Trust Company {Boston} and State Street Bank & Trust Company {London});

 .    Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with State Street Bank and Trust Company records; and

 .    Test of selected security purchases and security sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2000, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management of SSgA Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Boston, Massachusetts               /s/ PricewaterhouseCoopers LLP
September 15, 2000